LIPOSCIENCE ANNOUNCES TWO NEW MEMBERS OF BOARD OF DIRECTORS

RALEIGH, N.C. - August 8, 2013 - LipoScience, Inc. (NASDAQ: LPDX) today announced that two new members have recently joined the Board of Directors, Jeffrey T. Barber and James R. (“Bob”) Hurley. Mr. Barber was elected as a director at the Annual Meeting on June 12, 2013, and Mr. Hurley was appointed a director on August 5, 2013.

“We are excited to welcome Jeff and Bob to our Board of Directors, and are confident that their leadership and impressive public healthcare company experience will prove a significant contribution to our Board,” said Bob Greczyn, Interim President and Chief Executive Officer of LipoScience. “As a partner at PricewaterhouseCoopers, Jeff has worked with and provided advice to a number of high profile healthcare companies, which is especially important for us as a newer publicly traded company. Bob, on the other hand, has the valuable experience of helping to run two well known public healthcare companies, Beckman Coulter and Baxter International. We look forward to working with Jeff and Bob as LipoScience continues to grow and gain traction among our peers in the cardiovascular disease (CVD) management and diagnostic space.”

Mr. Barber, a certified public accountant, is a managing director with Fennebresque & Co., a Charlotte, North Carolina based investment banking firm, where he focuses on investments in healthcare and technology. He joined Fennebresque & Co. in 2009 upon retiring after 31 years from PricewaterhouseCoopers (“PwC”). Mr. Barber was a partner at PwC for 20 years, serving as the managing partner of the PwC Raleigh office for 14 years, and he spent two years in the PwC National Office in New York working in the firm's Accounting and SEC Group. While at PwC, he assisted in 12 successful initial public offerings and served as the lead engagement partner for Glaxo Wellcome, Quintiles Transnational, Red Hat, Inspire Pharmaceuticals, Salix Pharmaceuticals, TranS1 and Pharmaceutical Product Development ("PPD"). Mr. Barber currently serves on the Board of Directors and audit committees of two publicly traded corporations, Ply Gem Holdings, Inc. and SciQuest, and is on the Board of Trustees of Blue Cross and Blue Shield of North Carolina.

Mr. Hurley was previously with Beckman Coulter, where he most recently served as President and Chief Executive Officer from 2010 to 2012, at which time it was acquired by Danaher Corporation. Prior to that, he held various other executive positions at the company, including Senior Vice President of Human Resources from 2005 to 2010. Earlier in his career, he served in various executive positions with Baxter International, both in the United States and in Tokyo, Japan. Preceding his career in healthcare, Mr. Hurley was in the United States Army for eight years.

About LipoScience
LipoScience, Inc. is pioneering a new field of personalized diagnostics based on nuclear magnetic resonance (NMR) technology. The company's first proprietary diagnostic test, the NMR LipoProfile® test, measures the number of low-density lipoprotein particles (LDL-P) in a blood sample and provides physicians and their patients with actionable information to personalize management of risk for heart disease. To date, over 10 million NMR LipoProfile tests have been ordered. LipoScience's automated clinical analyzer, Vantera®, has been cleared by the U.S. Food and Drug Administration (FDA). It requires no previous knowledge of NMR technology to operate and has been designed to dramatically simplify complex technology through ease of use and walk-away automation. The Vantera Clinical Analyzer will be placed with national and regional clinical laboratories.

LipoScience is driving NMR diagnostics toward becoming a clinical standard of care by decentralizing its technology and expanding its menu of personalized diagnostic tests to address a broad range of cardiovascular, metabolic and other diseases. For further information on LipoScience, please visit www.liposcience.com and www.theparticletest.com.

Contacts:

Investor Relations
ICR, Inc.
Bob Yedid
Senior Vice President
646-277-1247
bob.yedid@icrinc.com

LipoScience, Inc.
Tori Hall
tori.hall@liposcience.com
(919) 256-1046

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